EXHIBIT 99.1
Heartland Payment Systems 90 Nassau Street
Princeton, NJ 08542 888.798.3131
HeartlandPaymentSystems.com

HEARTLAND PAYMENT SYSTEMS REPORTS RECORD QUARTERLY EARNINGS

THIRD QUARTER ADJUSTED NET INCOME AND ADJUSTED EARNINGS
PER SHARE INCREASE 61% and 60%, RESPECTIVELY

Raises Full Year 2012 Net Revenue and Earnings Guidance

Princeton, NJ - November 1, 2012 - Heartland Payment Systems, Inc. (NYSE: HPY), one of the nation's largest payment processors, today announced GAAP net income of $19.4 million, or $0.48 per share, for the three months ended September 30, 2012. Adjusted Net Income and Adjusted Earnings per Share were $21.7 million and $0.53, respectively, for the quarter ended September 30, 2012, compared to Adjusted Net Income and Adjusted Earnings per Share of $13.5 million and $0.33, respectively, for the quarter ended September 30, 2011. Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures that are detailed later in this press release in the section “Reconciliation of Non-GAAP Financial Measures.”

Highlights for the third quarter of 2012 include:

•	Small and Mid-Sized Enterprise (SME) quarterly transaction processing volume of $18.8 billion, up 5.8% from the third quarter of 2011, and a quarterly record

•	Quarterly Net Revenue of $143.4 million, up 17.3% from the third quarter of 2011, and a quarterly record

•	Operating Margin on Net Revenue of 23.5% compared to 17.7% for the same quarter in 2011 and the best quarterly operating margin in five years

•	Same store sales rose 1.8% and volume attrition was 12.9% in the third quarter

•	New margin installed of $14.4 million, up 11.2% from the third quarter of 2011

•	Share-based compensation reduced earnings by $3.5 million pre-tax, or approximately $0.05 per share, compared to $1.3 million pre-tax, or $0.02 per share in the third quarter of 2011

Robert Carr, Chairman and CEO, said, “We are pleased to report the most profitable quarter in the Company's history, with net revenue growing 17% and the operating margin expanding to 23.5% to drive a 56% increase in quarterly operating income. Returning over $275 million of Durbin Dollars to our merchants has significantly increased merchants' awareness of processing costs, which has enabled us to sustain double-digit new business growth and achieve record quarterly transaction processing volumes. The success of our productivity and efficiency initiatives has led to a significant improvement in our operating margin, which will exceed 20% this year, ahead of previous expectations. We continue to use our strong cash flow to reward our shareholders, and have repurchased $100 million of our stock over the past 12 months. As electronic payments continue to evolve, our strong merchant relationships, leading technology and solid financial position provide us with the resources to create innovative solutions for our merchants and to increase value for our shareholders.”

SME card processing volume for the three months ended September 30, 2012 increased 5.8% from the year-ago quarter to a record $18.8 billion as same store sales increased 1.8%, volume attrition was 12.9% and new margin installed grew 11.2%. Growth in both the card and non-card businesses contributed to a 17.3% increase in third quarter net revenue, with Heartland School Solutions revenue in the quarter up significantly, reflecting both the June 2012 acquisition of LunchByte Systems and the September 2011 acquisition of School-Link Technologies. The operating margin in the quarter was 23.5% of net revenue, the highest level in five years. The operating margin for the first nine months of 2012 was 21.3%, and we are on pace to exceed 20% for the year, a significant improvement from the full year 2011 operating margin of 16.2%. Higher share-based compensation and additional payroll and other expenses from the Heartland School Solutions acquisitions were the primary drivers of an 18.3% increase in general and administrative expenses in the quarter as compared to a year ago.

Mr. Carr continued, “With the industry's best sales organization, relationships with over 250,000 small and mid-sized merchants, and ownership of the 'last processing mile', we are in a strong position to capitalize on the growing need for innovative new payments solutions that help merchants achieve their business objectives. While opportunities abound, we are focused on developing solutions that leverage our strengths and provide meaningful, lasting benefits to our merchants. From mobile to rewards to new verticals and other emerging solutions, Heartland is uniquely positioned with the technology, resources, merchant-centered culture and management talent to capitalize on the growth opportunities in the market both today as well as in the future.“

NINE MONTH RESULTS:
For the first nine months of 2012, GAAP net income was $50.9 million or $1.26 per share, compared to $32.7 million, or $0.82 per share for the first nine months of 2011. Net revenue for the first nine months of 2012 was $407.3 million, up 14.1% compared to the first nine months of 2011. Adjusted net income and earnings per share for the first nine months of fiscal 2012 were $57.7 million or $1.43 per share, compared to $36.3 million, or $0.91 per share in the first nine months of fiscal 2011. Year-to-date 2012, share-based compensation expense has reduced pre-tax earnings by $10.4 million or $0.16 per share, compared to $5.0 million, or $0.08 per share, a year ago.

RAISING FULL YEAR 2012 GUIDANCE:
The Company is raising its 2012 net revenue and earnings expectations. For full year 2012, we expect Net Revenue to be between $544 million and $546 million, and Adjusted EPS of $1.81 to $1.84, before deducting $0.21 per share of after-tax share-based compensation expense.

BOARD DECLARES QUARTERLY DIVIDEND; SHARE REPURCHASE PROGRAM UPDATE
The Company also announced that the Board of Directors declared a quarterly dividend of $0.06 per common share payable December 14, 2012 to shareholders of record on November 23, 2012. In addition, the Company has completed the $50 million Stock Purchase Program authorized by the Board of Directors in July 2012, repurchasing a total of 1.76 million shares at an average price of $28.40 per share.

CONFERENCE CALL:
Heartland Payment Systems, Inc. will host a conference call on November 1, 2012 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company's website. To access the call, please visit the Investor Relations portion of the Company's website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling (888) 438-5453. Please provide the operator with PIN number 7492858. The webcast will be archived on the Company's website within two hours of the live call.

About Heartland Payment Systems
Heartland Payment Systems, Inc. (NYSE: HPY), the sixth largest payments processor in the United States, delivers credit/debit/prepaid card processing, school solutions, loyalty marketing services, campus solutions, payroll and related business solutions and services to more than 250,000 business and education locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, (www.merchantbillofrights.org), a public advocacy initiative that educates merchants about fair credit and debit card processing practices. The company is also a leader in the development of end-to-end encryption technology designed to protect cardholder data, rendering it useless to cybercriminals. For more detailed information, visit www.HeartlandPaymentSystems.com or follow the company on Twitter @HeartlandHPY and Facebook at facebook.com/HeartlandHPY.

Forward-looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company's Securities and Exchange Commission filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2011. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Contact
Joe Hassett
Gregory FCA Communications
27 West Athens Ave.
Ardmore, PA 19003
Tel: 610-228-2110
Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Total revenues	$534,152	$531,904	$1,523,158	$1,525,527
Costs of services:
Interchange	336,628	369,007	965,318	1,055,013
Dues, assessments and fees	54,121	40,672	150,494	113,373
Processing and servicing	55,601	53,255	169,511	161,170
Customer acquisition costs	10,647	11,834	33,346	35,622
Depreciation and amortization	5,380	3,270	14,272	10,846
Total costs of services	462,377	478,038	1,332,941	1,376,024
General and administrative	38,130	32,244	103,596	91,667
Total expenses	500,507	510,282	1,436,537	1,467,691
Income from operations	33,645	21,622	86,621	57,836
Other income (expense):
Interest income	45	47	205	129
Interest expense	(938)	(954)	(2,544)	(3,262)
Provision for processing system intrusion costs	(290)	(115)	(528)	(790)
Other, net	(921)	(35)	(925)	(780)
Total other income (expense)	(2,104)	(1,057)	(3,792)	(4,703)
Income before income taxes	31,541	20,565	82,829	53,133
Provision for income taxes	11,974	7,784	31,448	20,098
Net income	19,567	12,781	51,381	33,035
Less: Net income attributable to noncontrolling interests	187	135	446	316
Net income attributable to Heartland	$19,380	$12,646	$50,935	$32,719

Net income	$19,567	$12,781	$51,381	$33,035
Other comprehensive income (loss):
Unrealized gains (losses) on investments, net of income tax of $10, $(2), $19 and $(1)	15	(6)	30	(1)
Unrealized losses on derivative financial instruments	(19)	(69)	(28)	(651)
Foreign currency translation adjustment	500	(946)	464	(493)
Comprehensive income	20,063	11,760	51,847	31,890
Less: Comprehensive income (loss) attributable to noncontrolling interests	337	(149)	585	168
Comprehensive income attributable to Heartland	$19,726	$11,909	$51,262	$31,722

Earnings per common share:
Basic	$0.50	$0.32	$1.31	$0.84
Diluted	$0.48	$0.31	$1.26	$0.82
Weighted average number of common shares outstanding:
Basic	38,813	39,265	38,831	38,841
Diluted	40,352	40,561	40,454	40,145

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$45,055	$40,301
Funds held for payroll customers	39,217	42,511
Receivables, net	185,923	176,535
Investments held to maturity	4,455	2,505
Inventory	9,878	11,492
Prepaid expenses	8,349	9,660
Current tax assets	2,790	—
Current deferred tax assets, net	7,021	6,746
Total current assets	302,688	289,750
Capitalized customer acquisition costs, net	56,450	55,014
Property and equipment, net	121,505	115,579
Goodwill	115,902	103,399
Intangible assets, net	35,856	32,498
Deposits and other assets, net	756	681
Total assets	$633,157	$596,921

Liabilities and Equity
Current liabilities:
Due to sponsor banks	$53,058	$63,881
Accounts payable	61,989	47,373
Deposits held for payroll customers	39,217	42,511
Current portion of borrowings	18,750	15,003
Current portion of accrued buyout liability	10,152	8,104
Processing liabilities and loss reserves	43,125	30,689
Accrued expenses and other liabilities	51,433	50,884
Current tax liabilities	—	1,408
Total current liabilities	277,724	259,853
Deferred tax liabilities, net	25,476	21,643
Reserve for unrecognized tax benefits	2,494	1,819
Long-term portion of borrowings	55,000	70,000
Long-term portion of accrued buyout liability	24,441	23,554
Total liabilities	385,135	376,869
Commitments and contingencies	—	—

Equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 41,110,681 and 39,626,846 shares issued at September 30, 2012 and December 31, 2011; 38,657,369 and 38,847,957 outstanding at September 30, 2012 and December 31, 2011	41	39
Additional paid-in capital	239,992	207,643
Accumulated other comprehensive loss	(353)	(680)
Retained earnings	73,159	29,236
Treasury stock, at cost (2,453,312 and 778,889 shares at September 30, 2012 and December 31, 2011)	(66,044)	(16,828)
Total stockholders’ equity	246,795	219,410
Noncontrolling interests	1,227	642
Total equity	248,022	220,052
Total liabilities and equity	$633,157	$596,921

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	Nine Months Ended September 30
	2012	2011
Cash flows from operating activities
Net income	$51,381	$33,035
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	33,758	35,948
Other depreciation and amortization	20,641	20,633
Addition to loss reserves	1,827	4,555
Provision for doubtful receivables	793	2,074
Share-based compensation	10,412	4,970
Deferred taxes	3,558	3,036
Exit costs for service center	—	809
Other	964	87
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(8,519)	3,030
Decrease (increase) in inventory	1,685	(1,774)
Payment of signing bonuses, net	(22,446)	(21,158)
Increase in capitalized customer acquisition costs	(12,748)	(10,670)
Decrease (increase) in prepaid expenses	1,329	(1,052)
Decrease in current tax assets	1,968	16,767
Increase in deposits and other assets	(81)	(299)
Excess tax benefits on employee share-based compensation	(6,175)	(2,903)
Increase in reserve for unrecognized tax benefits	675	444
Decrease in due to sponsor bank	(10,823)	(15,022)
Increase in accounts payable	14,593	330
Increase in accrued expenses and other liabilities	2,423	1,978
Increase (decrease) in processing liabilities and loss reserves	10,528	(1,002)
Payouts of accrued buyout liability	(9,401)	(8,679)
Increase in accrued buyout liability	12,336	10,344
Net cash provided by operating activities	98,678	75,481
Cash flows from investing activities
Purchase of investments held to maturity	(5,225)	(2,617)
Maturities of investments held to maturity	3,396	1,626
Decrease (Increase) in funds held for payroll customers	3,344	(2,313)
(Decrease) Increase in deposits held for payroll customers	(3,294)	2,145
Acquisition of business, net of cash acquired	(23,682)	(23,221)
Purchases of property and equipment	(25,029)	(28,983)
Net cash used in investing activities	(50,490)	(53,363)
Cash flows from financing activities
Proceeds from borrowings	26,000	—
Principal payments on borrowings	(37,253)	(34,536)
Proceeds from exercise of stock options	16,828	7,916
Excess tax benefits on employee share-based compensation	6,175	2,903
Repurchases of common stock	(48,202)	—
Dividends paid on common stock	(7,012)	(4,665)
Net cash used in financing activities	(43,464)	(28,382)

Net increase (decrease) in cash	4,724	(6,264)
Effect of exchange rates on cash	30	(95)
Cash at beginning of year	40,301	41,729
Cash at end of period	$45,055	$35,370

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, namely net income and earnings per share, which exclude share-based compensation expense, and certain costs and expenses and recoveries related to the criminal breach of its payment systems environment (the “Processing System Intrusion”) announced in 2009. These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures- Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its on-going operating performance relative to its competitors, and to establish operational goals and forecasts. Share-based compensation expense is excluded as a non-cash expense that the Company does not believe is reflective of ongoing operating results and which is an amount excluded from calculations of earnings per share used in measuring its achievement of performance targets required for vesting performance-based share awards. Net costs and expenses related to the Processing System Intrusion are not indicative of the Company's on-going operating performance and are therefore excluded by management in assessing the Company's operating performance, as well as from the measures used for making operating decisions.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures for the three and nine months ended September 30, 2012 and 2011:

Share-based Compensation Expense - These expenses consist primarily of expenses related to the stock options and restricted share units, including performance-based awards, which the Company has granted its employees. The Company excludes share-based compensation expense from its non-GAAP measures of net income and earnings per share primarily because:

•	Share-based compensation expense is non-cash expense that the Company does not believe is reflective of ongoing operating results;

•	Share-based compensation expense is excluded from calculations of earnings per share used in measuring its achievement of performance targets required for vesting performance-based awards; and

•
The Company's use of performance-based share awards has increased significantly in recent years, with the result that reported share-based compensation expense can vary significantly from year to year, or quarter to quarter, in ways that may not be related to the underlying operating performance of the Company.

Processing System Intrusion-On January 20, 2009, the Company publicly announced the discovery of a criminal breach of its payment systems environment. The Processing System Intrusion involved malicious software that appears to have been used to collect in-transit, unencrypted payment card data while it was being processed by the Company during the transaction authorization process. The Company believes the breach did not extend beyond 2008.

Since its announcement of the Processing System Intrusion on January 20, 2009 and through September 30, 2012, the Company has expensed a total of $147.6 million, before reducing those charges by $31.2 million of total insurance recoveries. The majority of the total charges, approximately $114.7 million, relates to settlements of claims. Approximately $32.9 million of the total charges were for legal fees and costs the Company incurred for investigations, defending various claims and actions, remedial actions and crisis management services.

During the three months ended September 30, 2012, the Company incurred approximately $0.3 million, or less than one cent per share, for legal fees and costs it incurred related to the Processing System Intrusion. During the three months ended September 30, 2011, the Company expensed approximately $0.1 million, or less than one cent per share, related to the Processing System Intrusion. During the nine months ended September 30, 2012, the Company incurred approximately $0.5 million, or $0.01 per share, for legal fees and costs it incurred related to the Processing System Intrusion. During the nine months ended September 30, 2011, the Company expensed approximately $0.8 million, or $0.01 per share, related to the Processing System Intrusion.

Material Limitations Associated with the Use of Non-GAAP Financial Measures- Non-GAAP net income and non-GAAP earnings per share that exclude the impact of share-based compensation expense and the Provision for Processing System Intrusion may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company's GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

•
Share-based compensation expense, and Processing System Intrusion costs and recoveries that are excluded from non-GAAP net income and non-GAAP earnings per share can have a material impact on cash flows, GAAP net income and GAAP earnings per share.

•
Other companies may calculate non-GAAP net income and non-GAAP earnings per share that exclude the impact of similar expenses and recoveries differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors-The Company believes that presenting non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion and share-based compensation expense in addition to the related GAAP measures provides investors greater transparency to the information used by the Company's management for its financial and operational decision-making and allows investors to see the Company's results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company's operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three and nine months ended September 30, 2012 and 2011 follows:

(In thousands, except per share):	Three Months Ended September 30,		Nine Months Ended September 30,
Net income attributable to Heartland	2012	2011	2012	2011
Non-GAAP - Adjusted net income attributable to Heartland	$21,738	$13,506	$57,722	$36,298
Less adjustments:
Share-based compensation expense	3,511	1,270	10,412	4,970
Income tax benefit on share-based compensation expense	(1,333)	(481)	(3,953)	(1,882)
After-tax share-based compensation expense	2,178	789	6,459	3,088
Provision for processing system intrusion costs	290	115	528	790
Income tax benefit on provision for processing system intrusion	(110)	(44)	(200)	(299)
After-tax provision for processing system intrusion costs	180	71	328	491
GAAP - Net income attributable to Heartland	$19,380	$12,646	$50,935	$32,719

Earnings per share
Non-GAAP - Adjusted net income per share	$0.53	$0.33	$1.43	$0.91
Less: share-based compensation expense	0.05	0.02	0.16	0.08
Less: provision for processing system intrusion costs	—	—	0.01	0.01
GAAP - Net income per share	$0.48	$0.31	$1.26	$0.82

Shares used in computing net income per share	40,352	40,561	40,454	40,145